UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 16, 2015 (September 15, 2015)

AFFINITY GAMING

(Exact name of registrant as specified in its charter)

Nevada	000-54085	02-0815199
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3755 Breakthrough Way, Suite 300, Las Vegas, Nevada	89135
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 741-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2015, Richard S. Parisi, Chairman of the Board of Directors (the “Board”) of Affinity Gaming (the “Company”), resigned from the Board and the Board’s Compensation Committee, effective immediately.  Mr. Parisi’s resignation was not in connection with any disagreement with the Company, any of its executive officers, or on any matter relating to its operations, policies or practices.

In addition, on September 15, 2015, the Company announced the appointment of David Reganato to the Board, and as its Chairman and as a member of the Board’s Compensation Committee, effective on September 15, 2015.

Mr. Reganato is Senior Investment Analyst with Silver Point Capital, L.P. (“Silver Point”), an investment advisor, which he joined in November 2002. Prior to Silver Point, Mr. Reganato worked in the investment banking division at Morgan Stanley.  Mr. Reganato also currently serves on the boards of Granite Broadcasting Corporation, Studio City International Holdings Limited and Rotech Healthcare, Inc. Mr. Reganato earned his B.S. in Finance and Accounting from the Stern School of Business at New York University.

Mr. Reganato was appointed to the Board in accordance with a Settlement Agreement (the “Settlement Agreement”) entered into on July 28, 2014 with Z Capital Partners, L.L.C., SPH Manager, LLC (“SPH Manager”) and certain of the Company’s other stockholders. Mr. Reganato is a designee of SPH Manager under the the terms of the Settlement Agreement.  Mr. Reganato will be entitled to receive compensation consistent with our director compensation policy applicable to all directors, provided that the Company may issue equity awards to SPH Manager or another of Mr. Reganato’s affiliates on his behalf.

A copy of the Company’s press release announcing Mr. Parisi’s departure and the appointment of Mr. Reganato is furnished as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)             Exhibits.

Exhibit No.	Description

99.1	Press release issued on September 15, 2015, by Affinity Gaming.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINITY GAMING

Dated: September 16, 2015	By:	/s/ Walter Bogumil
Walter Bogumil
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued on September 15, 2015, by Affinity Gaming.